EXHIBIT 10.1
TRUE NORTH ENERGY CORP.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made between True North Energy Corp., a Nevada corporation and its affiliated companies (collectively referred to as the “Company"), and John Folnovic (“Executive”). Unless otherwise indicated, all references to Sections are to Sections in this Agreement. This Agreement is effective as of the “Effective Date” set forth in Section 11 below.

WITNESSETH:

WHEREAS, the Company desires to obtain the services of Executive, and Executive desires to be employed by the Company upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as of the date hereof as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, as its President and Chief Executive Officer (“Employment”) and as a Director for a period of twelve (12) months beginning on the Effective Date. This Agreement is renewable for up to four (4) additional twelve (12) month periods upon the mutual written consent of the parties within thirty (30) days of the ending date of the then applicable term.

2. Scope of Employment.

(a) During the Employment, Executive will serve as President and Chief Executive Officer of the Company. In that connection, Executive will (i) devote his full-time attention and energies to the business of the Company and will diligently and to the best of his ability perform all duties incident to his employment hereunder; (ii) use his best efforts to promote the interests and goodwill of the Company; and (iii) perform such other duties commensurate with his office as the Board of Directors of the Company may from time-to-time assign to him.

(b) Section 2(a) shall not be construed as preventing Executive from (i) serving on corporate, civic or charitable boards or committees, or (ii) making investments in other businesses or enterprises; provided that in no event shall any such service, business activity or investment require the provision of substantial services by Executive to the operations or the affairs of such businesses or enterprises such that the provision thereof would interfere in any respect with the performance of Executive's duties hereunder.

3. Compensation and Benefits during Employment. During the Employment, the Company shall provide compensation to Executive as follows.

(a) The Company shall pay Executive a base annual salary of $120,000 in equal monthly installments of $10,000, subject to required withholdings.

(b) As additional consideration for signing this Agreement and for agreeing to abide and be bound by its terms, provisions and restrictions, and in addition to all other benefits described in this Agreement, Executive, his nominees and/or assigns, shall receive up to an aggregate of 5,000,000 restricted shares of Company common stock (the “Shares”) payable as follows: 1) 1,000,000 Shares payable at the end of the twelve-month period immediately following the Effective Date; and 2) assuming that this Agreement is subsequently renewed pursuant to Section 1, 1,000,000 Shares payable at the end of each twelve-month renewal, up to a maximum of four renewals.

In the event Executive’s employment terminates prior to the end of any twelve month term of employment contemplated by this Agreement, Executive shall, in lieu of the Share compensation provided for above, be entitled to Share compensation as follows:

(i)  Death or Disability. If Executive dies or is disabled during any twelve-month term of employment within this Agreement, Executive or Executive’s estate, as the case may be, shall receive a pro rata portion of 1,000,000 restricted shares with respect to the existing twelve-month term based on the number of days of the term during which Executive was employed at the time of his death or disability. For example, if Executive dies after having served nine months of a term, his estate shall receive 750,000 restricted shares. The shares shall be payable within 15 days of the date of death or disability. Notwithstanding the foregoing, if Executive dies during the initial twelve-month period immediately following the Effective Date, his estate will be entitled to received 1,000,000 shares rather than a pro-rata allocation.

(ii)  Termination by Executive “For Good Reason” or by Company “Without Cause”. If Executive’s employment is terminated during any twelve-month term of employment under this Agreement, by Executive “For Good Reason” (as such term is defined in Section 8(d) hereof) or by the Company “Without Cause”, Executive shall be entitled to receive 1,000,000 shares of restricted common stock to the same extent he would have been entitled to such shares at the end of the term except that such shares shall be payable within 15 days of the date of termination.

(iii)  Termination by Company “With Cause”. If Executive’s employment is terminated during any twelve-month term of employment under this Agreement by the Company “With Cause” (as such term is defined in Section 8(c) hereof), Executive shall forfeit all rights to Share compensation for such twelve-month term and no payment of shares will be due to Executive.

All Shares issuable pursuant to this Section 3(b) will be fully vested and shall be transferable by Executive as of the date of receipt. During the term of employment, in the event of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of the Company’s common stock are exchanged for securities, cash or other property of any other corporation, firm, partnership, joint venture, association, or business entity, the Company is otherwise acquired or there is a change of control of the Company (receipt of more than 50% of the outstanding shares of the Company, the Company otherwise being acquired, or a change in control of the Company are collectively referred to as an “Acquisition”), or in the event of liquidation of the Company, so much of the 5,000,000 Shares issuable under this Agreement that have not been issued to Executive shall immediately and fully vest and shall also be transferable by Executive immediately prior to such Acquisition or liquidation. The numbers of Shares are subject to adjustment from time to time as set forth in this Section 3(b). In the event that the Company shall at any time after the Effective Date (i) declare a dividend on the Common Stock in shares of its capital stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of Common Stock, or (iv) issue any shares of its capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then in each case, with respect to so much of the 5,000,000 Shares that have not been issued to Executive, Executive shall be entitled to new, additional, or different shares of Common Stock in proportion to such dividend, subdivision, combination or issuance. This Section 3(b) shall otherwise apply to such new, additional, or different shares of Common Stock to the extent applicable to the Shares with respect to which they were distributed. For example, if the Company declares a 2:1 stock dividend within thirty-six (36) months after the Effective Date when Executive has received 2,000,000 Shares, Executive would thereafter be entitled to receive 2,000,000 Shares at the end of the thirty-six (36), forty-eight (48), and sixty (60) month periods (or an aggregate of 6,000,000 Shares) immediately after the Effective Date provided that Executive is employed by the Company at the end of each of such periods. Such adjustment shall be made successively whenever any event listed above shall occur. Any successor of the Company shall be bound by this Section 3(b) as provided by Section 6(b) hereof.

(c) The Company shall reimburse Executive for business expenses incurred by Executive in connection with the Employment in accordance with the Company’s then-current policies.

(d) Executive will be entitled to participate in any health insurance or other employee benefit plan which the Company may adopt in the future.

(e) Executive will be entitled to five (5) weeks of paid vacation per year.

(f) Executive will be entitled to participate in any incentive program or discretionary bonus program of the Company which may be implemented in the future by the Board of Directors.

(g) Executive will be entitled to participate in any stock option plan of the Company which may be approved in the future by the Board of Directors.

Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company and thus shall not be deemed grounds for Termination for Cause.

4. Confidential Information.

(a) Executive acknowledges that the law provides the Company with protection for its trade secrets and confidential information. Executive will not use any of the Company’s confidential business information or confidential technical information in any way, either during or after the Employment with the Company, except as required in the course of the Employment.

(b) Executive will strictly adhere to any obligations that may be owed to former employers insofar as Executive’s use or disclosure of their confidential information is concerned.

(c) Information will not be deemed part of the confidential information restricted by this Section 4 if Executive can show that: (i) the information was in Executive’s possession or within Executive’s knowledge before the Company disclosed it to Executive; (ii) the information was or became generally known to those who could take economic advantage of it; (iii) Executive obtained the information from a party having the right to disclose it to Executive without violation of any obligation to the Company, or (iv) Executive is required to disclose the information pursuant to legal process (e.g., a subpoena), provided that Executive notifies the Company immediately upon receiving or becoming aware of the legal process in question. No combination of information will be deemed to be within any of the four exceptions in the previous sentence, however, whether or not the component parts of the combination are within one or more exceptions, unless the combination itself and its economic value and principles of operation are themselves within such an exception or exceptions.

(d) All originals and all copies of any drawings, blueprints, manuals, reports, computer programs or data, notebooks, notes, photographs, and all other recorded, written, or printed matter relating to research, manufacturing operations, or business of the Company made or received by Executive during the Employment are the property of the Company. Upon Termination of the Employment, whether or not for Cause, Executive will immediately deliver to the Company all property of the Company which may still be in Executive’s possession. Executive will not remove or assist in removing such property from the Company’s premises under any circumstances, either during the Employment or after Termination thereof, except as authorized by the Company’s management.

(e) For a period of one (1) year after the date of Termination of the Employment, Executive will not, either directly or indirectly, hire or employ or offer or participate in offering employment to any person who at the time of such Termination or at any time during such one (1) year period following the date of Termination is or was an employee of the Company without the prior written consent of the Company.

5. Ownership of Intellectual Property.

(a) The Company will be the sole owner of any and all of Executive’s Inventions that are related to the Company’s business, as defined in more detail below.

(b) For purposes of this Agreement, “Inventions” means all inventions, discoveries, and improvements (including, without limitation, any information relating to manufacturing techniques, processes, formulas, developments or experimental work, work in progress, or business trade secrets), along with any and all other work product relating thereto.

(c) An Invention is “related to the Company’s business” (“Company-Related Invention”) if it is made, conceived, or reduced to practice by Executive (in whole or in part, either alone or jointly with others, whether or not during regular working hours), whether or not potentially patentable or copyrightable in the U.S. or elsewhere, and it either: (i) involves equipment, supplies, facilities, or trade secret information of the Company; (ii) involves the time for which Executive was or is to be compensated by the Company; (iii) relates to the business of the Company or to its actual or demonstrably anticipated research and development; or (iv) results, in whole or in part, from work performed by Executive for the Company.

(d) Executive will promptly disclose to the Company, or its nominee(s), without additional compensation, all Company-Related Inventions.

(e) Executive will assist the Company, at the Company’s expense, in protecting any intellectual property rights that may be available anywhere in the world for such Company-Related Inventions, including signing U.S. or foreign patent applications, oaths or declarations relating to such patent applications, and similar documents.

(f) To the extent that any Company-Related Invention is eligible under applicable law to be deemed a “work made for hire,” or otherwise to be owned automatically by the Company, it will be deemed as such, without additional compensation to Executive. In some jurisdictions, Executive may have a right, title, or interest (“Right,” including without limitation all right, title, and interest arising under patent law, copyright law, trade-secret law, semiconductor chip protection law, or otherwise, anywhere in the world, including the right to sue for present or past infringement) in certain Company-Related Inventions that cannot be automatically owned by the Company. In that case, if applicable law permits Executive to assign Executive’s Right(s) in future Company-Related Inventions at this time, then Executive hereby assigns any and all such Right(s) to the Company, without additional compensation to Executive; if not, then Executive agrees to assign any and all such Right(s) in any such future Company-Related Inventions to the Company or its nominee(s) upon request, without additional compensation to Executive.

6. Successors.

(a) This Agreement shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) Executive and Executive’s heirs and legal representatives, except that Executive’s duties and responsibilities under this Agreement are of a personal nature and will not be assignable or delegable in whole or in part.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7. Indemnification. The Company shall to the fullest extent permitted by law or as set forth in the Articles of Incorporation, and any future amendments, and the Bylaws of the Company, indemnify, defend and hold harmless Executive from and against any and all claims, demands, proceedings, liabilities, damages, losses and expenses (including attorney's fees, court costs and disbursements) arising out of the fact that he is or was a director or officer of the Company, or the performance of his duties hereunder except in the case of Executive’s gross negligence, willful misconduct, criminal conduct or violations of law. As soon as practicable following the execution of this Agreement, the Company will use its best efforts to purchase and maintain a Directors and Officers Liability Insurance policy with a minimum liability limit of $1 million.

8. Termination.

This Agreement and the employment relationship created hereby will terminate (i) upon the death or disability of Executive under Section 8 (a) or 8 (b); (ii) with cause under Section 8 (c); (iii) for good reason under Section 8 (d); or (iv) without cause under Section 8 (e).

(a)
Disability. Company shall have the right to terminate the employment of Executive under this Agreement for disability in the event Executive suffers an injury, illness, or incapacity of such character as to substantially disable him from performing his duties without reasonable accommodation by Executive hereunder for a period of more than thirty (30) consecutive days upon Company giving at least thirty (30) days written notice of termination.

(b)	Death. This agreement will terminate on the Death of the Executive.

(c)
With Cause. Company may terminate this Agreement ten (10) days after delivery of written notice to Executive for good cause which shall be: (1) Executive’s willful, material and irreparable breach of this Agreement, (2) Executive’s willful dishonesty, fraud or material misconduct with respect to the business or affairs of the Company; (3) Executive’s conviction for a felony; or (4) Executive’s gross negligence in the performance of his duties hereunder, Executive’s intentional nonperformance of his duties hereunder, or Executive’s inattention to his duties hereunder continuing for ten (10) days after receipt of written notice of need to cure such performance, non-performance or inattention.

(d)	Good Reason. The Executive may terminate his employment for “Good Reason” by giving Company ten (10) days written notice if:

(i) he is assigned, without his express written consent, any duties materially inconsistent with his positions, duties, responsibilities, or status with Company as of the date hereof, or a change in his reporting responsibilities or titles as in effect as of the date hereof and such assignment or changes, as the case may be, continue for ten (10) days following the receipt of the written notice;

(ii) his compensation is reduced; or

(iii) Company does not pay any material amount of compensation due hereunder and then fails either to pay such amount within the ten (10) day notice period required for Termination hereunder or to contest in good faith such notice.

(e)	Without Cause. Company may terminate this Agreement without cause.

9. Obligations of Company upon Termination.

(a) In the event of the termination of Executive’s employment pursuant to Section 8 (a), (b) or (c), in addition to any Share compensation to which Executive may be entitled as provided in Section 3 hereof, Executive will be entitled to the salary compensation earned by him hereunder as of the date of such termination (plus, where applicable, life insurance or disability benefits).

(b) In the event of the termination of Executive’s employment pursuant to Section 8 (d) or (e), in addition to any Share compensation payable pursuant to Section 3 hereof, Executive will be entitled to receive as severance pay in a lump sum payment due on the effective date of termination, the greater, of (1) an amount equal to the monthly salary compensation provided for in Section 3(a) multiplied by a factor of three (3) in addition to all payments of salary earned through the date of termination in one lump sum; or (2) an amount equal to the sum of all remaining monthly salary compensation payments provided for in Section 3(a) that Executive would have received had he remained employed through the entire twelve-month term of this Agreement.

10. Other Provisions.

(a) All notices and statements with respect to this Agreement must be in writing. Notices to the Company shall be delivered to the Chairman of the Board or any vice president of the Company. Notices to Executive may be delivered to Executive in person or sent to Executive’s then-current home address as indicated in the Company’s records.

(b) This Agreement sets forth the entire agreement of the parties concerning the subjects covered herein; there are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth in this Agreement.

(c) Any modification of this Agreement must be in writing and signed by all parties; any attempt to modify this Agreement, orally or in writing, not executed by all parties will be void.

(d) If any provision of this Agreement, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

(e) This Agreement will be governed and interpreted under the laws of the United States of America and the laws of the State of Texas as applied to contracts made and carried out in Texas by residents of Texas.

(f) No failure on the part of any party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

(g) Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

(h) This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.

11. Summary of Terms of Employment

Effective Date	June 1, 2006

Term	One year, renewable

Office / Position	President and Chief Executive Officer

Salary	$10,000 per month

By signing this Agreement, Executive acknowledges that he (i) has read and understood the entire Agreement; (ii) has received a copy of it (iii) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (iv) agrees to be bound by it.

Executed to be effective as of the Effective Date.

TRUE NORTH ENERGY CORP.	EXECUTIVE

By: /s/ Massimiliano Pozzoni	/s/ John Folnovic
Massimiliano Pozzoni	John Folnovic
President